Exhibit 10.18(a)

Confidential

AMENDMENT # 1

TO THE

FORD SYNC SYSTEM GEN 2 STATEMENTS OF WORK V2.3

BETWEEN

FORD MOTOR COMPANY

AND

BSQUARE CORPORATION

This Amendment # 1 is entered into as of June 29, 2010 (“Effective Date”) and shall hereby amend certain terms provided under the Agreement. The “Agreement” is defined as the SYNC Generation 2 Hardware Design and System Integration Services Global Terms & Conditions, dated December 30, 2009 (the “GTC”), by and between BSQUARE Corporation (“Supplier” or “bSQUARE”) and Ford Motor Company (“Buyer”, “Ford” or “Company”), the SoW’s (Statement of Works – Both Version 2.3), dated December 30, 2009, and the PO (Purchase Order). Unless otherwise specified below, all definitions, terms and conditions of the Agreement shall apply to this Amendment # 1.

WHEREAS, Buyer and Supplier have encountered significant cost and project overruns under the Agreement for the SYNC Generation 2 project and, as a result of their negotiations, have agreed to the payment of additional fees as specified in this Amendment # 1;

WHEREAS, the parties have further agreed to restructure the nature of the working relationship under which program work, including current program work, is performed because of current program difficulties as provided for in this Amendment # 1 and, consequently, have also entered into Statement of Work # 3 simultaneous with this Amendment #1.

NOW, THEREFORE, in consideration of the obligations of each of the parties set forth in this Amendment # 1, the parties hereto agree as follows:

1.	Purchase Order. By executing this Amendment # 1 Ford agrees to issue a new purchase order on, or before, June 30, 2010, for SYNC Generation 2 project deliverables in the amount of the Fee Adjustment set forth in Section 2 below. Alternatively, Buyer may amend the current PO to increase the related total by the Fee Adjustment amount, which also must be done on or before June 30, 2010.

2.	Fee Adjustment Amount. The SOW’s issued under the Agreement are hereby amended by adding the following deliverables (as provided for via the COS identified below) and fee adjustments:

SYNC GEN 2 Settlement Breakdown

Schedule Extension, Labor	*	**
BSQUARE’s share of the Extension	*	**
Schedule Extension Settlement	*	**

Adjustments
Adjustment to meet agreed number	*	**
Post Job 1 mover to FCC	*	**
Cisco 5505 Firewall + Smartnet (Support Ford VPN)	*	**
COS 113, 114, 116, 117, 119, and Sunday Bonus	*	**

“Fee Adjustment”	$3,782,376

Confidential treatment has been requested for portions of this agreement. This agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Confidential

3.	Payment. Buyer agrees to pay to Supplier seventy-five percent (75%) of the Fee Adjustment on or before June 30, 2010. The remaining twenty-five percent (25%) of the Fee Adjustment shall be paid on the earlier to occur of Acceptance (as defined in Section 4(a)) or August 31, 2010.

4.	The parties agree that Supplier’s obligations to provide the Goods as provided for under the SOWs shall be amended as follows.

a.	Supplier shall commit to eliminate all Severity 1 and Severity 2 bugs as provided for in Attachment A (the “Sev 1-2 bugs”), which is incorporated herein by reference. For clarity, Supplier’s responsibility to eliminate Sev 1-2 bugs shall apply only to those that are attributable to Supplier. Except as provided in SOW 3, any work completed towards the cost of the elimination of Sev 1-2 bugs will not be billed to Buyer. If it is subsequently determined that Attachment A includes a Sev 1-2 bug attributable to Ford or a third-party, Attachment A shall be modified to remove said Sev 1-2 bugs. “Acceptance” (as defined by the GTC’s) shall occur the earlier of a) Supplier eliminates all Sev 1-2 bugs on Attachment A; or b) when “OK to Buy” (as defined by Buyer processes) occurs. Supplier acknowledges that additional Severity 1 and 2 bugs identified subsequent to the date of this Amendment that are attributable to Supplier shall remain the responsibility of Supplier.

b.	At Acceptance, Buyer agrees there are no production or performance delays or other claims for delay attributable to Supplier under the Agreement and Buyer shall be deemed to have accepted all Goods under the Agreement and all Goods shall be deemed to conform to all of the requirements in the Agreement. Following Acceptance, all further work shall be performed by and in accordance with the FCC as set forth in SOW 3.

c.	Buyer agrees that it will accurately classify and triage all existing and new bugs that are identified.

d.	The SOWs shall be modified to specifically eliminate those features and requirements identified in Attachment B, which is incorporated herein by reference, and Supplier shall no longer be obligated to deliver those items set forth Attachment B. Further, Buyer specifically acknowledges that the features delivered in build # SYNCII_BASE_RELEASE 20100611 incorporate all required features under the SOWs, as amended, and Buyer agrees that all Goods delivered under the Agreement up through those delivered in build # 20100624_02 SYNCII_BASE_RELEASE conform to all of the requirements in the Agreement.

e.	The final deliverable provided under the SOWs, as amended, will include a known list of bugs as provided for in Attachment C, which shall be updated as of the Acceptance Date to include all known bugs as of that date. Attachment C is incorporated herein by this reference, and those bugs are specifically acknowledged and accepted by Buyer. As such, these bugs shall not constitute a bug as provided for under the SOWs or a Defect under the GTC and shall not apply for purposes of the acceptance criteria outlined in Section IX of the SOWs.

f.	The parties further agree that: (i) the Functional Requirements and the acceptance process as provided for in the Agreement will appropriately reflect the modifications provided for in Attachments B-C and the effects thereof; and (ii) Buyer shall not make any claims against Supplier for any damages whatsoever under the Agreement, after the expiration of the Warranty Period.

5.	Other Terms. The following additional modifications are made to the GTC. All such modifications shall apply to all work performed under the Agreement and shall apply as if originally incorporated into the Agreement as of its effective date.

a.	Section 10.04 of the GTC’s is amended as follows:

10.04 Total Price and Taxes Buyer will be responsible for duty, if applicable, and tax unless otherwise specified in the Tax Web-Guide. The Supplier will separately show on its invoice any duties, and any sales tax, which includes the State of Michigan’s modified gross receipts tax, use tax, value-added tax (VAT) or similar turnover taxes, levied on the Goods. The Supplier will provide whatever documents and information the Buyer may require to support taxes paid, tax reporting, or recovery of VAT. The Supplier will comply with the requirements of the Tax Web-Guide. The Supplier will pay duty if the delivery term specified on the Purchase Order requires the Supplier to pay it (see the Delivery Terms Web-Guide for more details).

Confidential treatment has been requested for portions of this agreement. This agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Confidential

b.	Supplier’s Insurance Reimbursement by Buyer

Buyer shall pay Supplier two-hundred seventy-five thousand US dollars ($275,000) in the aggregate to compensate Supplier for its additional insurance premiums related to the Agreement, to be invoiced on the Effective Date and paid within 30 days.

c.	The first paragraph of Section 22.01 of the GTC’s shall be modified solely with respect to both SOW’s version 2.3 to read as follows:

Supplier warrants that the goods and services supplied under a PO will be free from Defects for the Warranty Period. Buyer’s sole remedy for a failure of Supplier’s warranty obligation is for Supplier to repair or replace. ‘Repair or replace’ means as the case may be, creating and delivering a software update or patch if related to software, re-doing work if related to services, or replacement of hardware if related to hardware and includes paying for the actual costs of re-manufacture, re-distribution, or re-installation as applicable, whether incurred by Supplier or by Buyer, up to a maximum of ten million US dollars, said amount to include all direct and all indirect, incidental, consequential or special losses, costs, damages or expenses, incurred as a result.

d.	An additional Sentence is added to the end of Section 48.01 of the GTC’s, which shall read as follows:

Upon the expiration of the Warranty Period as defined in Section 22.01, Buyer agrees that: (i) Supplier shall not be liable for any direct, indirect, incidental, consequential or special losses, costs, damages or expenses, including without limitation any lost profits, lost savings, or other incidental damages arising out of the Agreement even if the Supplier has been notified of the potential for such damages, (ii) Buyer expressly waives any right to seek any monetary damages, remuneration, or other compensation.

6.	All other terms and conditions of the Agreement are unchanged and remain in full force and effect. In case of a conflict, the terms of this Amendment # 1 will control and prevail over those contained in the Agreement.

7.	It is agreed to incorporate this Amendment # 1 into the Agreement on the Effective Date. This Amendment # 1 shall not be valid or effective unless and until it is signed by both Supplier and Buyer. This Amendment # 1 may be executed in counterparts as, for example, by exchanging signed copies by fax machine.

IN WITNESS WHEREOF, this Amendment # 1 has been duly executed by the parties hereto, as of the Effective Date.

FORD MOTOR COMPANY:		BSQUARE CORPORATION:

By:	/s/ Jason Rodriguez	By:	/s/ Scott C. Mahan

Name:	Jason Rodriguez	Name:	Scott C. Mahan

Title:	Buyer	Title:	Chief Financial Officer

Date:	June 29, 2010	Date:	June 29, 2010

Confidential treatment has been requested for portions of this agreement. This agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Confidential

Attachment A

*** (4 pages redacted)

Confidential treatment has been requested for portions of this agreement. This agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Confidential

Attachment B

*** (7 pages redacted)

Confidential treatment has been requested for portions of this agreement. This agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Confidential

Attachment C

*** (8 pages redacted)

Confidential treatment has been requested for portions of this agreement. This agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.